EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                        DUFF & PHELPS CREDIT RATING CO.
                                       AT
                             $100.00 NET PER SHARE
                                       BY
                             FSA ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                  FIMALAC S.A.
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON TUESDAY, APRIL 11, 2000,
                         UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 6, 2000 (THE "MERGER AGREEMENT") BY AND AMONG DUFF & PHELPS CREDIT RATING CO. (THE "COMPANY"), FIMALAC S.A. (THE "PARENT"), FIMALAC, INC. ("FIMALAC-U.S.") AND FSA ACQUISITION CORP. (THE "PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DECLARED THEIR ADVISABILITY AND RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES THEREUNDER TO PURCHASER AND, IF REQUIRED BY APPLICABLE LAW, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT WOULD CONSTITUTE ON THE DATE OF PURCHASE AT LEAST 51% OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL STOCK OPTIONS), WHICH REPRESENTS APPROXIMATELY 62.6% OF THE OUTSTANDING SHARES AND
(2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTIONS 15 AND 16 OF THE OFFER TO PURCHASE.

   THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.
                      THE DEALER MANAGER FOR THE OFFER IS
                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                               New York, NY 10020
                                 (212) 632-6717

March 15, 2000

                                   IMPORTANT

    If you wish to tender all or any portion of your Shares, you must take the steps set forth in either (i) or (ii) below prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase):

    (i) (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of this Offer to Purchase, an Agent's Message, and any other required documents to the Depositary, and

       (b) deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or manually signed facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase; or

    (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

    If you have Shares registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee if you desire to tender your Shares.

    If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to Morrow & Co., Inc. (the "Information Agent") or to Lazard
Freres & Co. LLC (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................         1

INTRODUCTION................................................         5

THE TENDER OFFER............................................         7

 1.  Terms of the Offer.....................................         7

 2.  Procedure for Accepting the Offer and Tendering
  Shares....................................................         9

 3.  Withdrawal Rights......................................        11

 4.  Acceptance for Payment and Payment for Shares..........        12

 5.  Certain United States Federal Income Tax
  Consequences..............................................        13

 6.  Price Range of Shares; Dividends.......................        14

 7.  Certain Information Concerning the Company.............        14

 8.  Certain Information Concerning Parent and Purchaser....        17

 9.  Source and Amount of Funds.............................        19

10.  Background of the Offer and the Merger; Past Contacts
  or Negotiations with the Company..........................        21

11.  The Merger Agreement...................................        23

12.  Purpose of the Offer and the Merger; Plans for the
  Company...................................................        33

13.  Certain Effects of the Offer...........................        35

14.  Dividends and Distributions............................        36

15.  Certain Conditions of the Offer........................        36

16.  Certain Legal Matters..................................        38

17.  Fees and Expenses......................................        40

18.  Miscellaneous..........................................        41

Schedule I INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER.

                               SUMMARY TERM SHEET

    FSA Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of Duff & Phelps Credit Rating Co. for $100.00 per share in cash. The following are some of the questions that you, as a stockholder of Duff & Phelps Credit Rating Co., may have and the answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is FSA Acquisition Corp. We are a Delaware corporation and have carried on no business other than in connection with the merger agreement. We are an indirect wholly owned subsidiary of Fimalac S.A., a corporation organized under the laws of France. See the "Introduction" and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to purchase all of the outstanding common stock of Duff & Phelps Credit Rating Co. See the "Introduction" and Section 1.

    HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $100.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Fimalac S.A. will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. Fimalac S.A. has received a commitment letter from financial institutions in which such financial institutions have committed to provide all financing necessary to purchase all shares that are tendered in the offer. The offer is not conditioned upon any financing arrangements. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we have already arranged for all of our funding to come from long-term borrowings. Additionally, the offer is not subject to any financing condition. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Tuesday, April 11, 2000 to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1 and Section 2.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend (and re-extend) the offer without Duff & Phelps Credit Rating Co.'s consent in the following circumstances:

    - if any of the conditions to the offer have not been satisfied or waived, we may extend (and re-extend) the offer until such time as they are satisfied or waived; and

    - after the initial offering period, we may extend the offer for an additional period of up to 20 business days, if we pay for all shares that have been tendered and not withdrawn at the expiration of the initial offering period.

    In addition, we may extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or as required by applicable law, and we have agreed in the merger agreement to extend the offer for an additional 10 business days if on the expiration date either one of the following two conditions to the offer are not satisfied: that there be no claim or litigation by a governmental authority or any other person negatively affecting the offer or the merger, and that all consents and approvals required in connection with the offer are received. See Section 15.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Harris Trust Company of New York (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration date of the offer represents not less than 51% of the outstanding shares of Duff & Phelps Credit Rating Co. on a fully diluted basis (assuming the exercise of all stock options and excluding shares held by Duff & Phelps Credit Rating Co. or any of its subsidiaries). This minimum number of shares represents approximately 62.6% of presently outstanding Shares.

    - We are not obligated to purchase shares which are validly tendered if there is a material adverse change in Duff & Phelps Credit Rating Co. or its business or any event occurs which has a material adverse effect on the offer.

    - We are not obligated to purchase shares which are validly tendered if the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been waived.

    The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without the consent of Duff & Phelps Credit Rating Co., except that we cannot waive or decrease the minimum condition. See
Section 15.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to Harris Trust Company of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not agreed by May 15, 2000 to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to Shares tendered during any subsequent offering period discussed in Section 1, except if such Shares are not immediately accepted for payment. See Section 3.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3.

    WHAT DOES DUFF & PHELPS CREDIT RATING CO.'S BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to the merger agreement, which has been approved by the board of directors of Duff & Phelps Credit Rating Co. by unanimous vote of those present. The board of directors of Duff & Phelps Credit Rating Co. by unanimous vote of those present (1) determined that the offer, the merger and the merger agreement are advisable, fair to, and in the best interests of, Duff & Phelps Credit Rating Co., (2) approved the merger, the offer, the merger agreement and the other transactions contemplated by the merger agreement and declared their advisability and (3) recommends that its stockholders accept the offer and tender their shares pursuant thereto and approve and adopt the merger agreement. See the "Introduction."

HAVE ANY STOCKHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

    No.

    IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL DUFF & PHELPS CREDIT RATING CO. CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer we expect to consummate the merger, and following the merger Duff & Phelps Credit Rating Co. no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that Duff & Phelps Credit Rating Co. common stock will no longer be eligible to be traded on the New York Stock Exchange or on any other securities exchange, there may not be a public trading market for Duff & Phelps Credit Rating Co. stock, and Duff & Phelps Credit Rating Co. may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See
Section 13.

    WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE DUFF & PHELPS CREDIT RATING CO. SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for at least 51% of the outstanding shares of Duff & Phelps Credit Rating Co., either we will be merged with and into Duff & Phelps Credit Rating Co., or Duff & Phelps Credit Rating Co. will be merged into us. If that merger takes place, all remaining stockholders of Duff & Phelps Credit Rating Co. (other than us, Duff & Phelps Credit Rating Co. and stockholders properly exercising dissenters' rights) will receive $100.00 (or any higher price that may be paid for each share pursuant to the offer) in cash. See the "Introduction" and Section 11.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to dissenter's rights properly exercised under Illinois law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have dissenters' rights if you tender your shares. However, if for some reason the merger does not take place, the number of stockholders of Duff & Phelps Credit Rating Co. and the number of shares of Duff & Phelps Credit Rating Co. which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Duff & Phelps Credit Rating Co. common stock. Also, as described above, Duff & Phelps Credit Rating Co. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On March 6, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the closing price of Duff & Phelps Credit Rating Co. common stock reported on the New York Stock Exchange was $79.00 per share. On March 14, 2000, the last trading day before we commenced the tender offer, the closing price of Duff & Phelps Credit Rating Co. common stock reported on the New York Stock Exchange was $98.38 per share. We advise you to obtain a recent quotation for shares of Duff & Phelps Credit Rating Co. common stock in deciding whether to tender your shares. See Section 6.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call Morrow & Co., Inc. at (800) 566-9061 (toll free) or Lazard Freres & Co. LLC at (212) 632-6717. Morrow & Co., Inc. is acting as the information agent and Lazard Freres & Co. LLC is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
Duff & Phelps Credit Rating Co.

                                  INTRODUCTION

    FSA Acquisition Corp. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Fimalac S.A., a French SOCIETE ANONYME ("Parent"), hereby offers to purchase all outstanding shares of common stock, no par value per share (the "Shares"), of Duff & Phelps Credit Rating Co., an Illinois corporation (the "Company"), at a price of $100.00 per Share (the "Offer Price"), net to the selling stockholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute
Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. Purchaser will pay all charges and expenses of Lazard Freres & Co. LLC, as Dealer Manager ("Lazard Freres" or the "Dealer Manager"), Morrow & Co., Inc., as Information Agent (the "Information Agent"), and Harris Trust Company of New York, as Depositary (the "Depositary"), incurred in connection with the Offer. See
Section 17.

    The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date of the Offer that number of Shares representing not less than 51% of the Company's outstanding voting power on a fully diluted basis (assuming the exercise of all outstanding options to purchase Shares which have an exercise price less than the Offer Price and excluding any Shares held by the Parent, Fimalac-U.S., Purchaser or any of their respective direct or indirect wholly owned subsidiaries) (the "Minimum Condition") and (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Offer is also subject to other terms and conditions. See Section 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 6, 2000 (the "Merger Agreement"), by and among Parent, Purchaser, Fimalac-U.S. and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, at the option of Parent, either Purchaser will be merged with and into the Company (in which event the separate corporate existence of Purchaser will cease and the Company will be the "Surviving Corporation") or the Company will be merged with and into the Purchaser (in which event the separate corporate existence of the Company will cease and Purchaser will be the "Surviving Corporation") (the "Merger"). At the effective time of the Merger (the "Effective Time"), each outstanding Share will be converted into and represent the right to receive the Offer Price, without interest, except for (i) Shares held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Fimalac-U.S., Purchaser, or any of their respective direct or indirect wholly owned subsidiaries immediately before the Effective Time (all of which will be canceled) and (ii) Shares with respect to which dissenters' rights are properly exercised ("Dissenting Shares") under the Illinois Business Corporation Act of 1983, as amended (the "Illinois Law"),. See Section 11.

    The Board of Directors of the Company (the "Board") by unanimous vote of those present (i) determined that the Offer, the Merger and the Merger Agreement are fair to and in the best interests of, the Company, (ii) approved the Merger, the Offer, the Merger Agreement and the other transactions contemplated by the Merger Agreement and declared their advisability and (iii) recommends that the Company's stockholders accept the Offer, and tender their Shares pursuant thereto and approve and adopt the Merger Agreement.

    The Board has received the written opinion of Peter J. Solomon Company Ltd. stating that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Peter J. Solomon Company Ltd., which sets forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer, a copy of which is being furnished to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion carefully.

    The Company has represented to Parent that, as of March 3, 2000, there were 4,644,121 Shares outstanding and there were options to acquire 1,055,705 Shares. Except as otherwise set forth herein, neither Parent, Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. See Section 8. Accordingly, the Minimum Condition will be satisfied if 2,906,811 Shares (approximately 62.6% of presently outstanding Shares) are tendered in the Offer.

    The Merger Agreement provides that, on the date on which Shares are purchased pursuant to the Offer, each outstanding option to purchase Shares will become exercisable. At the Effective Time, each outstanding option to purchase Shares will be converted into the right to receive the product of (i) the number of Shares subject to such stock option multiplied by (ii) the excess of the Offer Price over the exercise price per Share of such option. Members of the Board will collectively receive in respect of options to purchase Shares held by them an aggregate of approximately $11.1 million (of this amount, Mr. McCarthy is entitled to receive approximately $4.5 million, Mr. Maffei is entitled to receive approximately $1.7 million, Mr. Meigs is entitled to receive approximately $2.8 million, Mr. Ingham is entitled to receive approximately
$1.9 million and Mr. Westerlund is entitled to receive approximately $270,000).

    The Merger Agreement provides that, promptly following the purchase of and payment for a number of Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of
(i) the total number of directors on the Board (giving effect to any additional directors elected by Purchaser) and (ii) the percentage that the number of Shares beneficially owned by Purchaser and its affiliates following the Offer bears to the total number of outstanding Shares, and the Company will upon request by Parent either increase the size of the Board (and if necessary amend the Company's by-laws to permit such an increase) or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board and shall cause Parent designees to be so elected. The Merger Agreement also provides, however, that at all times prior to the Effective Time, the Board will have at least two directors who are not designees of Parent. In addition, the Company will upon request by Parent also use its reasonable best efforts to cause individual directors designated by Parent to constitute the same percentage as the number of Parent's designees to the Board bears to the total number of directors on the Board on (i) each committee of the Board, (ii) each board of directors or similar governing body or bodies of each subsidiary of the Company designated by Parent and (iii) each committee of each such board or body. See Section 11. The designation of directors by Parent is subject to compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The information contained herein concerning or attributed to the Company and its officers and directors has been supplied by the Company, and all other information contained herein has been supplied by Parent and Purchaser. Although neither the Company nor Parent or Purchaser have any knowledge that would indicate that any statements contained herein based on the information provided by the other are untrue, neither the Company nor Parent or Purchaser take any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but which are unknown to the Company or Parent and Purchaser, respectively.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered and not withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on April 11, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares by Purchaser.

    Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) and not accept for payment any Shares, if the Minimum Condition and the other conditions set forth in Section 15 (collectively, the "Offer Conditions") are not satisfied. Subject to the provisions of the Merger Agreement, Purchaser expressly reserves the right to waive, in whole or in part at any time or from time to time, any such condition, to increase the price per Share payable in the Offer, to extend the Offer or provide for a subsequent offering period or to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Offer Conditions, or waives or decreases the Minimum Condition.

    If all Offer Conditions not satisfied on the initial expiration date of the Offer, Purchaser may extend (and re-extend) the Offer to provide additional time to satisfy such conditions. Purchaser has agreed to extend the Offer for an additional period of ten business days if on the Expiration Date either of the two following Offer Conditions are not satisfied: (i) that there be no action or proceeding brought or threatened by any governmental authority or any other person (other than any action or proceeding brought or threatened by a person other than a governmental authority that would not reasonably be expected to have a material adverse effect) or any statute, regulation, legislation, judgment, decree or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the offer or the merger by any governmental authority that would have the effect of: (A) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of, the offer, the acceptance for payment of, the payment for, or the ownership, directly or indirectly, of, some or all of the Shares by Parent or Purchaser or the consummation of the Offer or the Merger; (B) prohibiting or materially limiting, the direct or indirect ownership or operation by the Company or Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent or their respective subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement;
(C) imposing or confirming material limitations on the ability of Parent effectively to hold or to exercise full rights of ownership of Shares, including the right to vote any Shares on all matters properly presented to the stockholders of the Company, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby;
(D) requiring divestiture by Parent, Fimalac-U.S. or Purchaser, directly or indirectly, of any Shares; or (E) which would reasonably be likely to result in a material adverse effect; or (ii) that all consents and approvals necessary to the consummation of the offer, including consents from parties to loans, leases and other agreements and consents from any governmental authority have been obtained, other than consents and approvals the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the offer or on the Company or on Parent.

    The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15.

    In addition, the Merger Agreement provides that Purchaser has the right, but is not required, to extend the Offer for a subsequent offering period of up to an additional twenty business days pursuant to Rule 14d-11 of the Exchange Act (a 'Subsequent Offering Period'), subject to certain conditions set forth in such Rule. A Subsequent Offering Period is an additional period of time from three business days up to twenty business days, beginning after Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time which is less than twenty business days, the Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of twenty business days.

    Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a manually signed facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (c) in the case of a guarantee of Shares, the certificates therefor (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all persons. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting rights with respect to the Shares accepted by Purchaser for payment immediately upon such acceptance.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    To prevent federal backup withholding tax on payments made to stockholders with respect to Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8 or Form W-8BEN to avoid backup withholding. These forms may be obtained from the Depositary. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold and deposit with the Internal Revenue Service 31% of any payments made to such stockholder. See Instructions 10 and 11 of the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn on or after May 15, 2000.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date or during a Subsequent Offering Period.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all persons. None of Parent, Purchaser, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Purchaser will extend the Offer. See Section 1.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2),
(ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the Offer Price or return the tendered Shares promptly after any termination or withdrawal of the Offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    Purchaser will immediately accept for payment and promptly pay for all Shares validly tendered during any Subsequent Offering Period. See Section 1. The procedures for tendering Shares and guaranteed delivery set forth in
Section 2 will apply during any Subsequent Offering Period.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2, such Shares will be credited to an account maintained with DTC) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

    Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser the right of Purchaser to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's TIN, (b) furnishes an incorrect TIN or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, non-United States persons and financial institutions, provided they properly establish their status when required to do so by completing and providing the appropriate IRS forms. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by properly completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, to a stockholder who is related to Purchaser for purposes of
Section 302 of the Internal Revenue Code or to a stockholder who is not a United States person or who is otherwise subject to special tax treatment under the Internal Revenue Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions). For these purposes, a United States person means a person who or which is (i) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia),
(iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, the foregoing discussion does not address the tax treatment of holders of options to acquire Shares.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL OR NON-UNITED STATES INCOME AND OTHER TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Company's Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "DCR." The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock on the NYSE as reported by published financial sources. The Company regularly pays a quarterly cash dividend of $.03 per share on its Common Stock, including during its two most recent fiscal years, and the Merger Agreement prohibits the Company from declaring or paying any cash dividends prior to the earlier of the termination of the Merger Agreement or the Offer Completion Date other than such regular quarterly cash dividend declared prior to the date of the Merger Agreement.

YEAR                                                            HIGH       LOW
----                                                          --------   --------
1998
First Quarter...............................................  $50.375    $36.625
Second Quarter..............................................  $59.00     $50.625
Third Quarter...............................................  $59.4375   $46.0125
Fourth Quarter..............................................  $55.0625   $40.5000
1999
First Quarter...............................................  $54.5625   $51.9375
Second Quarter..............................................  $66.875    $51.500
Third Quarter...............................................  $79.9375   $66.8125
Fourth Quarter..............................................  $88.9375   $71.375
2000
First Quarter (January 1--March 6, 2000)....................  $88.125    $78.375

    On March 6, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on the NYSE was $79.00. On March 14, 2000, the last full trading day before the commencement of the Offer, the closing price per Share reported on the NYSE was $98.38.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither

Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

    GENERAL. The Company is an Illinois corporation with its principal executive offices located at 55 E. Monroe Street, Chicago, Illinois 60603 where its telephone number is (312) 368-3100. The Company issues credit ratings on domestic and international corporate bonds, sovereign bonds, preferred stocks, commercial paper, certificates of deposit, structured financings and insurance company claims paying ability, and, to a lesser extent, on municipal securities.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the years ended December 31, 1998 and December 31, 1997, which are incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below. Also set forth below are certain selected consolidated financial information relating to the Company and its subsidiaries for the year ended December 31, 1999. This financial information is excerpted from unaudited financial statements for the Company for the year ended December 31, 1999, which the Company provided to Parent in the course of final due diligence and which, according to the Company, has since been audited.

                        DUFF & PHELPS CREDIT RATING CO.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                      (In thousands, except per share amounts)

                                                                   YEAR ENDED
                                                   ------------------------------------------
                                                   DECEMBER 31    DECEMBER 31    DECEMBER 31
                                                       1999           1998           1997
                                                   ------------   ------------   ------------
INCOME STATEMENT DATA:
Revenues.........................................    $92,324        $83,995        $66,954
Operating Income.................................     33,619         28,422         18,794
Net earnings.....................................     19,098         16,434         10,678
PER SHARE DATA:
Basic Earnings Per Share Information:
Net earnings per common share....................    $  4.16        $  3.45        $  2.14
DILUTED EARNINGS PER SHARE INFORMATION:
Net earnings per common share....................    $  3.85        $  3.16        $  2.00
Weighted average number of common shares.........      4,589          4,767          4,986
Weighted average number of common shares,
  assuming dilution..............................      4,965          5,195          5,330
BALANCE SHEET DATA:
Current assets...................................    $23,169        $13,426        $14,161
Office furniture, equipment and leasehold
  improvements...................................      3,056          4,880          4,914
Goodwill and organization costs..................     24,535         21,742         22,412
Intangible assets................................      1,486          1,710          2,015
Other long-term investments......................      2,252          2,316          1,823
Other long-term assets...........................        121            133            179
Total assets.....................................     57,071         44,207         45,504
Current liabilities..............................     16,737         16,820         13,451
Other long-term liabilities......................      3,815          2,585          1,776
Stockholders' equity.............................     36,520         24,802         23,277

    OTHER FINANCIAL INFORMATION. During the course of discussions between Parent and the Company, the Company provided Parent with certain financial projections for the Company for 2000. These projections, which reflect the first full-year consolidation of the Company's Argentine subsidiary, contain the following material financial information:

                                                                  2000
                                                              ------------
Revenues....................................................  $105,630,000
Operating Income Before Depreciation........................  $ 42,396,000
Net Income..................................................  $ 21,895,000
Earnings per Share (on a fully diluted basis)...............  $      4.563

    The Company indicated that the foregoing projections assume the repurchase by the Company of 500,000 Shares, and that without such Share repurchase Earnings per Share (on a fully diluted basis) were projected to be $4.48.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities at the SEC's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

8.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

    GENERAL. Parent is a French SOCIETE ANONYME with its principal offices located at 97, rue de Lille, 75007 Paris, France. The telephone number of Parent is (33-1) 47.53.61.75. Parent is a diversified French corporation engaged principally in activities aimed at providing products and services to the business sector. Its principal lines of business are: credit rating services through its Fitch IBCA subsidiaries, storage of chemical substances through its subsidiary LBC S.A., assembly and supply of franking machines and office equipment through its subsidiaries SECAP S.A. and ANFA S.A. and the distribution of professional hand tools and garage equipment through its FACOM group. Parent is a public company listed on the Paris Bourse.

    Purchaser is a Delaware corporation with its principal offices located at 1 State Street Plaza, New York, NY 10004. The telephone number of Purchaser is
(212) 908-0500. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

    Purchaser is 100%-owned by Fitch IBCA, Inc. a Delaware corporation with its principal offices located at One State Street Plaza, New York, NY 10004, USA. The telephone number of Fitch IBCA is (212) 908-0500.

    Fitch IBCA is 100%-owned by Fimalac-U.S., a Delaware corporation with its principal offices located at One State Street Plaza, New York, NY 10004, USA. The telephone number of Fimalac-U.S. is (212) 908-0500.

    Fimalac-U.S. is 100%-owned by Fimalac Communication S.A., a SOCIETE ANONYME organized under the laws of France with its principal offices located at 97, rue de Lille, 75007 Paris, France. The telephone number of Fimalac Communication S.A. is (33-1) 47.53.61.75.

    Fimalac Communication S.A. is 99.99%-owned by Minerais & Engrais S. A., a SOCIETE ANONYME organized under the laws of France with its principal offices located at 97, rue de Lille, 75007 Paris, France. The telephone number of Minerais & Engrais S.A. is (33-1) 47.53.61.75.

    Minerais et Engrais S. A. is 99.94%-owned by Parent.

    Parent is 56.9% owned by Fimalac et Cie, a SOCIETE ANONYME organized under the laws of France with its principal offices located at 97, rue de Lille, 75007 Paris, France. The telephone number of Fimalac et Cie is (33-1) 47.53.61.75.

    Fimalac et Cie is 68.4%-owned by Fimalac Participations, a SOCIETE ANONYME organized under the laws of France with its principal offices located at 97, rue de Lille, 75007 Paris, France. The telephone number of Fimalac Participations is (33-1) 47.53.61.75.

    Fimalac Participations is 78.3%-owned by Mr. Marc Ladreit de Lacharriere, whose business address is c/o Parent, 97, rue de Lille, 75007 Paris, France.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser are set forth in
Schedule I hereto.

                                  FIMALAC S.A.
                     SELECTED CONSOLIDATED FINANCIAL DATA*

                                                                   (IN EUROS IN THOUSANDS)
                                                              ---------------------------------
                                                                DECEMBER 31       DECEMBER 31
                                                                   1998              1997
                                                              ---------------   ---------------
Revenues....................................................  [EURO]1,108,518   [EURO]1,333,935
Operating income............................................  [EURO]  63,372     [EURO] 122,854
Consolidated net income.....................................  [EURO] 105,951     [EURO]  58,052
Net earning per share.......................................  [EURO]   18.15     [EURO]   11.88
Total assets................................................  [EURO]1,363,633   [EURO]2,700,253

------------------------

*   Prepared in accordance with French generally accepted accounting principles.

    Due to a number of acquisitions and divestitures during 1998, the financial information set forth above for Parent at December 31, 1998 is not directly comparable to such financial information at December 31, 1997. On a comparable basis, operating income increased 11.2% for 1998 over 1997. In addition, the foregoing financial information relating to 1997 and 1998 does not reflect the June 1999 acquisition by the Parent of Facom, a publicly quoted French company, through a tender offer. As a result of the consolidation of Facom from the date of acquisition, Parent's consolidated revenues and earnings will be significantly higher for 1999 than for 1998. For 1998, the last full year prior to Facom's acquisition by Parent, the consolidated revenues and operating income for the Facom group were [EURO]760.6 million and [EURO]73.4 million, respectively. After divestiture of its furniture and office furnishings businesses, Facom's activities now consist mainly of the distribution of professional hand tools and garage equipment.

    Fitch IBCA, Inc. owns 100 Shares, which were purchased by IBCA Ltd., a predecessor company to Fitch IBCA, Inc., on October 6, 1995 for a price of $15.625 per Share. See Section 8. Except for the foregoing, (1) neither Parent or Purchaser nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement, or as otherwise described in this Offer to Purchase, neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, neither Parent or Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of Parent, Purchaser or any of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or any of the persons listed in Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

    Purchaser estimates that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, to consummate the Merger and to pay all related fees and expenses will be approximately US$531.5 million. See "Introduction" and Section 17. Purchaser and Parent expect to obtain the financing partially from Parent's internal resources and also from borrowings under the facilities described below. The Offer is not conditioned upon any financing being received.

    Parent has received commitments for financing that will be sufficient to consummate the Offer and the Merger, to pay related costs and expenses and to refinance certain existing indebtedness of Parent and its subsidiaries.

    Pursuant to a commitment letter, dated March 6, 2000 (the "Commitment Letter"), Credit Agricole Indosuez and Credit Lyonnais (collectively, the "Arrangers") have severally committed to provide secured credit facilities (the "Credit Facilities") in the aggregate amount of [EURO]1,155 million, and the Arrangers have agreed to arrange and syndicate the Credit Facilities to a group of financial institutions (collectively, and together with the Arrangers, the "Lenders").

    The Credit Facilities will be comprised of (i) a [EURO]265 million amortizing term loan facility (the "A Term Loan") and (ii) a [EURO]585 million amortizing term loan facility (the "B Term Loan" and with the A Term Loan, the "Term Loans") and (iii) a [EURO]305 million revolving credit facility (the "Revolving Credit Facility"). The borrowers under the Term Loans are expected to be Parent or Purchaser in an allocation to be agreed with the Arrangers. Parent will be the borrower under the Revolving Credit Facility.

    The Term Loans may only be incurred on each date upon which Shares are purchased pursuant to the Offer, and may only be used to finance the Offer and the Merger, to refinance certain existing indebtedness of Parent and of Fitch IBCA, Inc., an indirect subsidiary of Parent and the parent of Purchaser, in an aggregate amount of [EURO]669.9 million and to pay fees and expenses associated therewith. The final date of maturity of the A Term Loan will be December 31, 2001 and the final date of maturity of the B Term Loan will be June 30, 2005. The Term Loans may be made in Euros or US dollars as determined in agreement with the Arrangers.

    The final date of maturity of the Revolving Credit Facility will be June 30, 2005. Such facility may be used for general corporate purposes and working capital requirements of Parent, including the financing of the Offer and the Merger and the refinancing of existing indebtedness of Parent and Fitch IBCA, Inc. in an aggregate amount of [EURO]669.9 million. The Revolving Credit Facility will be made available from the first date upon which Shares are purchased pursuant to the Offer up to one month prior to June 30, 2005 in the form of revolving credit loans for periods of one, two, three or six months (as selected by Parent) (the "Revolving Loans"). Revolving Loans repaid by Parent may be reborrowed. The Revolving Loans may be made in Euros or US dollars, as selected by the borrower.

    INTEREST RATES AND FEES. The Term Loans will bear interest at a rate equal to the aggregate of the applicable Euro interbank offered rate ("EURIBOR") (in the case of a Term Loan in Euros) or U.S. dollar London interbank offered rate ("USD LIBOR") (in the case of a Term Loan in US dollars) for the applicable interest period (such interest period to be of one, two, three or six months, as selected by the borrowers) and a margin originally equal to 1.90%. The Revolving Credit Facility will bear interest at a rate equal to the aggregate of the applicable EURIBOR (in the case of a Revolving Loan in Euros) or USD LIBOR (in the case of a Revolving Loan in US dollars) for the duration of the Revolving Loan selected by the borrower and a margin originally equal to 1.90%. The foregoing margins will be subject to semi-annual downward adjustments to as low as 0.7%, depending upon achievement of certain performance criteria by Parent.

    Certain fees will be payable in connection with the Credit Facilities, including, without limitation, (i) arrangement fees, (ii) agency fees and
(iii) commitment fees.

    REPAYMENT OF CREDIT FACILITIES. The A Term Loan will be repaid in two installments, the latter of which will be on December 31, 2001. The B Term Loan will be repaid in installments, the last of which will be on June 30, 2005.

    MANDATORY PREPAYMENTS. Mandatory prepayments of the Credit Facilities will be required to be made under certain circumstances, including, certain asset sales, capital increases or distributions from Facom S.A. to Parent.

    CONDITIONS PRECEDENT TO CLOSING OF CREDIT FACILITIES. The availability of the Credit Facilities are expected to be subject to the satisfaction of conditions precedent usual for this type of facility, including, but not limited to, the following: (i) the purchase of the Shares pursuant to the Offer shall have been consummated in accordance with the Offer documentation, the Merger Agreement and applicable law; (ii) no amendment, modification or waiver of any of the terms and conditions of the principal substantive provisions of the Offer shall have been made to which the Arrangers shall have reasonably objected and no amendment, or modification of, the principal substantive provisions of the Merger Agreement shall have been adopted without the prior written consent of the Arrangers; (iii) all of the conditions to the consummation of the Offer shall have been satisfied to the reasonable satisfaction of the Arrangers;
(iv) as a result of the consummation of the Offer, Purchaser shall have acquired a sufficient number of Shares to effectuate the Merger in accordance with applicable law without the votes or approval of any board members of the Company not designated by Purchaser and without the favorable vote of any other shareholders of the Company; (v) the borrowers shall have executed definitive documentation, including a credit facility agreement consistent with the terms of the term sheet, attached as Exhibit A to the Commitment Letter, and reasonably satisfactory to the Arrangers; (vi) all consents and approvals necessary for the consummation of the Offer and the transactions contemplated in the Credit Facilities shall have been obtained and remain in effect and any applicable waiting period shall have expired or been terminated, subject to exceptions based on materiality standards; (vii) the Arrangers shall have received audited consolidated financial statements of the Fimalac group and the Company as of December 31, 1999, which shall reflect certain pre-determined financial criteria; (viii) there shall not have occurred certain events, including without limitation, any general suspension of, or limitation on prices for, trading in securities, any banking moratorium or the commencement of a war having a significant effect on the functionality of financial markets, in the United States, France, the United Kingdom or Germany, any catastrophic decline (in an amount in excess of 25% measured from the close of business on March 6, 2000 to any date after March 20, 2000) in the Dow Jones Industrial Average, the Standard & Poor's Index of 500 Industrial Companies and NASDAQ, PROVIDED that such decline lasts for five trading days or exists on the first date upon which Shares are purchased pursuant to the Offer; (ix) there shall not have occurred any change materially adverse to the business, assets, condition or results of operation of the Company and its subsidiaries, taken as whole, or any change materially adverse to the business, assets, condition or results of operation of Parent and its subsidiaries, taken as a whole, that creates a substantial likelihood that any of the borrowers will not be able to perform any of its material obligations under the Credit Facilities and the Arrangers shall not become aware of any information relating to Parent and its subsidiaries that would have been a significant factor to their decision to grant the commitment;
(x) the borrowers and their respective subsidiaries shall have no more than [EURO]310 million of outstanding indebtedness or contingent liabilities, except for the indebtedness under the Credit Facilities or as otherwise permitted by the Arrangers; and (xi) there shall not have been any action or proceeding brought or threatened concerning, or any law applicable to, the Offer, Merger, Credit Facilities and related documents and the transactions contemplated thereby, by a governmental authority that could (a) make illegal, or otherwise directly or indirectly restrain, prohibit or impose material penalties, fines or damages in connection with the making or consummation of the Tender Offer or the Merger, (b) prohibit or materially limit the direct or indirect ownership or operation by the Company or Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of any material portion of the business or assets of the Company or Parent or their respective subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement, (c) impose material limitations on Parent regarding its full ownership of the Shares, (d) require Purchaser to divest, directly or indirectly, of the Shares, or (e) reasonably result in a material adverse effect.

    SECURITY. The obligations of the borrowers in respect of the Credit Facilities will be secured by a first priority perfected security interest in
(i) 100% of the capital stock held by Parent and its subsidiaries at any time, including but not limited to: Purchaser, the Company, Facom S.A., Societe des Cadres, LBC, Financiere SECAP, and Fitch IBCA, Inc. and (ii) subject to further due diligence by the Arrangers in consultation with the borrowers, all other assets of Fitch IBCA, Inc., the Company and its subsidiaries.

    GUARANTEES. The Credit Facilities are expected to be guaranteed on a joint and several basis by the borrowers and all of the direct and indirect subsidiaries of the borrowers, pursuant to terms and conditions satisfactory to the Arrangers and to the maximum extent permitted by law. The Lenders shall have received solvency certificates and independent solvency opinions in form and substance satisfactory to them, as reasonably necessary.

    FINANCIAL AND OTHER COVENANTS. The Credit Facilities are expected to contain financial and other covenants customary for transactions of this type.

    EVENTS OF DEFAULT. The Credit Facilities are expected to contain events of default usual for these types of facilities, including but not limited to the following: (i) non-payment of amounts due under the Credit Facilities,
(ii) misrepresentations, (iii) covenant defaults, (iv) cross-defaults with other indebtedness in excess of [EURO]5 million, (v) invalidity or unenforceability of any provision of the Credit Facilities and related documents, (vi) insolvency and related matters, (vii) change of control of Parent, as set forth in the Term Sheet attached as Exhibit A to the Commitment Letter, (viii) failure to effect the Merger within four months from the first date upon which Shares are purchased pursuant to the Offer, (ix) material adverse change in the financial condition, assets or revenues, or corporate structure of any borrower or any member of the Group, (x) adverse judgments, (xi) liability relating to the environment as a result of any change in applicable environmental laws,
(xii) reduction or amortization of the share capital of any borrower, in each case, subject to grace periods, exceptions and thresholds to be agreed upon,
(xiii) any split-up (SCISSION) or contribution of assets (APPORT PARTIEL D'ACTIF) of any borrower or any member of the Group except for the purpose of reorganization on terms approved in writing by at least 66 2/3% of the Lenders and (xiv) the auditors of any borrower qualify their reports (EMETTENT DES RESERVES) on the accounts of such borrower in any manner.

10. BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    Prior to June 1999, executives of Parent were familiar with the business and operations of the Company through the activities in the credit rating business of its Fitch IBCA subsidiaries.

    In June 1999, Mr. Robin Monro-Davies, Chief Executive Officer of Fitch IBCA, Inc. called Mr. Paul McCarthy, Chairman and CEO of the Company, to inquire whether Mr. McCarthy might be interested in meeting to explore the possibility of a business combination between Fitch IBCA and the Company. On September 17, 1999, Mr. Monro-Davies and Mr. McCarthy met in New York to discuss a possible business combination between Fitch IBCA and the Company. Mr. McCarthy and Mr. Monro-Davies then spoke by telephone in December 1999 to arrange for a meeting with the President of Parent to discuss whether to move the exploration of a business combination to the next stage.

    On January 18, 2000, Mr. Marc de Lacharriere, President of Parent,
Ms. Veronique Morali, Managing Director of Parent, Mr. Monro-Davies, Mr. Steven Joynt, President of Fitch IBCA, Inc., Mr. McCarthy and Mr. Philip Maffei, President and Chief Operating Officer of the Company, met in New York to discuss the possibility of a transaction involving Parent and the Company.

    Following the meeting, counsel to the Company delivered to counsel to Parent a draft Confidentiality Agreement and the parties began to negotiate the terms thereof. In response to the initial draft, Parent requested that the Company agree to negotiate exclusively with Parent regarding a potential business combination, but the Company declined to accept this request pending evolution of discussions. On January 25, 2000, the Company and Parent entered into a Confidentiality Agreement in which Parent agreed, among other things, to keep information it obtained from the Company confidential, to refrain from soliciting employees of the Company, and not to make an unsolicited offer to acquire the Company.

    Following the execution of the Confidentiality Agreement, the Company transmitted to Parent certain preliminary commercial and legal information with respect to the Company, including summary projections for 1999 and 2000. See
Section 7. On February 11, 2000, Parent requested through its counsel additional information regarding the Company, but the Company declined to provide such additional information pending the outcome of further discussions.

    On February 24, 2000, Mr. de Lacharriere, Ms. Morali, Mr. Joynt,
Mr. McCarthy and Mr. Maffei met again in New York to discuss a possible business combination. Parent indicated that it was interested in pursuing a transaction and indicated that it was prepared to make a cash offer for the Shares at a price of $95.00 per Share, subject to the satisfaction of a number of conditions, including agreement on the structure of the transaction, the completion of satisfactory due diligence and the negotiation of definitive agreements. Following further discussions during the meeting, Parent indicated that it was prepared to make a cash offer of $100.00 per Share, subject to the same conditions. Parent also requested that the Company commit to negotiate exclusively with Parent for a limited period of time, but the Company stated that it was not prepared to provide exclusivity and reserved the right to communicate with another party with which it had had discussions in the past.

    After this meeting through the execution of the Merger Agreement, Parent and its advisors conducted more intensive due diligence with respect to the Company and were in contact with the Company and its advisors relating thereto.

    On February 28, 2000, Parent delivered to the Company a proposed agreement that would have committed the Company to negotiate exclusively with Parent for a period of fourteen days. The Company refused to sign the draft agreement in the form proposed by Parent. In consideration of the efforts of Parent to move forward with negotiations with the Company regarding a possible transaction, however, the Company sent a letter on February 29, 2000 to Parent confirming its intent to negotiate in good faith with Parent regarding a definitive agreement, confirming that it was not then in negotiations with any third party regarding a proposed business combination involving the Company, and agreeing not to take any steps to solicit prior to March 7, 2000 any proposals by third parties regarding any such proposed business combination and to inform Parent of the receipt by the Company of any unsolicited proposal by a third party.

    On February 29, 2000, Parent's legal counsel distributed the initial draft of the Merger Agreement to Company's legal counsel. In the days that followed, representatives of Parent and representatives of the Company spoke on several occasions and negotiated the terms of the Merger Agreement.

    During the afternoon of March 6, 2000, after final negotiations, the Board of Directors of the Company met to consider the Merger Agreement and the transactions contemplated thereby. Following that meeting, Parent was informed that the Company's Board of Directors had approved by unanimous vote of all present the Merger Agreement and the Offer, determined that the Offer and the Merger were fair to, and in the best interests of, the stockholders of the Company, and declared their advisability and resolved to recommend that the Company's stockholders accept the Offer, tender their Shares thereunder to Purchaser and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

    Late in the evening of March 6, 2000, Parent, Purchaser, Fimalac-U.S. and the Company executed and delivered the Merger Agreement in New York. On
March 7, 2000, prior to the opening of trading on the NYSE, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

    A copy of the press release issued by Parent is filed as an exhibit to the Schedule TO referred to in Section 18 and is incorporated herein by reference. On March 15, 2000, Purchaser commenced the Offer.

11. THE MERGER AGREEMENT.

THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule TO referred to in Section 18 and is incorporated herein by reference. The following summary may not contain all of the information important to you. The Merger Agreement may be examined and copies may be obtained from the SEC in the same manner as set forth in Section 7. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable following the public announcement by Parent and the Company of the terms of the Merger Agreement. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions. For a description of the Offer Conditions, see
Section 15.

    Under the terms of the Merger Agreement, Purchaser expressly reserves the right to waive, in whole or in part at any time or from time to time, any such condition, to increase the price per Share payable in the Offer, to extend the Offer or provide for a subsequent offering period or to make any other changes in the terms and conditions of the Offer, except that the Merger Agreement provides that, unless previously approved by the Company in writing, no change may be made that decreases the Offer Price, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the Offer Conditions, or waives or decreases below 51% the Minimum Condition.

    If all Offer Conditions not satisfied on the initial expiration date of the Offer, Purchaser may extend (and re-extend) the Offer to provide additional time to satisfy such conditions. Purchaser has agreed to extend the Offer for an additional period of ten business days if on the Expiration Date either of the two following Offer Conditions are not satisfied: (i) that there be no action or proceeding brought or threatened by any governmental authority or any other person (other than any action or proceeding brought or threatened by a person other than a governmental authority that would not reasonably be expected to have a material adverse effect) or any statute, regulation, legislation, judgment, decree or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the offer or the merger by any governmental authority that would have the effect of: (A) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of, the offer, the acceptance for payment of, the payment for, or the ownership, directly or indirectly, of, some or all of the Shares by Parent or Purchaser or the consummation of the offer or the merger; (B) prohibiting or materially limiting, the direct or indirect ownership or operation by the Company or Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent or their respective subsidiaries, taken as a whole, as a result of the transactions contemplated by the merger agreement; (C) imposing or confirming material limitations on the ability of Parent effectively to hold or to exercise full rights of ownership of Shares, including the right to vote any Shares on all matters properly presented to the stockholders of the Company, including, without limitation, the approval and adoption of the merger agreement and the transactions contemplated thereby;
(D) requiring divestiture by Parent, Fimalac-U.S. or Purchaser, directly or indirectly, of any Shares; or (E) which would reasonably be likely to result in a material adverse effect; or (ii) that all consents and approvals necessary to the consummation of the offer, including consents from parties to loans, leases and other agreements and consents from any governmental authority have been obtained, other than consents and approvals the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on the offer or on the Company or on Parent.

    In addition, the Merger Agreement provides that Purchaser has the right to extend the Offer for a subsequent offering period of up to an additional 20 business days pursuant to Rule 14d-11 of the Exchange Act.

    DIRECTORS. The Merger Agreement provides that promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Parent may designate up to such number of directors, rounded up to the next whole number on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors as provided herein) and (ii) the percentage that the number of Shares owned by Purchaser and its affiliates (including any Shares purchased pursuant to the Offer) bears to the total number of outstanding Shares, and the Company shall upon request by Parent, promptly either increase the size of the Board (and shall, if necessary, amend the Company's by-laws to permit such an increase) or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Board and shall cause Parent designees to be so elected. The Merger Agreement also provides, however, that, at all times prior to the Effective Time, the Company's Board shall include at least two members who are not designees of Parent. Promptly upon request by Parent, the Company will, use its reasonable best efforts to cause persons designated by Parent to constitute the same percentage as the number of Parent's designees to the Board bears to the total number of directors on the Board on (i) each committee of the Board,
(ii) each board of directors or similar governing body or bodies of each subsidiary of the Company designated by Parent and (iii) each committee of each such board or body. The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder.

    Following the election or appointment of Parent's designees pursuant to the foregoing paragraph and prior to the Effective Time (as defined below), any amendment of the Merger Agreement or any amendment to the articles of incorporation or by-laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or purchaser, any waiver of any of the Company's rights under the Merger Agreement or any other action by the Company under or in connection with the Merger Agreement that would adversely affect the ability of the stockholders of the Company to receive the Offer Price will require the concurrence of two-thirds of the directors of the Company then in office who are not designees of Parent.

    THE MERGER. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, at the Effective Time, at the option of Parent, either (i) Purchaser will be merged with and into the Company (in which event, as a result of the Merger the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation and an indirect wholly owned subsidiary of Parent) or (ii) the Company will be merged with and into Purchaser (in which event, as a result of the Merger the separate corporate existence of the Company will cease, and Purchaser will continue as the Surviving Corporation and an indirect wholly owned subsidiary of Parent).

    CONDITIONS TO THE MERGER. The respective obligations of Parent, Fimalac-U.S., Purchaser and the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) Purchaser shall have accepted and purchased Shares pursuant to the Offer, (ii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; (iv) there shall not be in effect any judgment, decree or order of any Governmental Authority, administrative agency or court of competent jurisdiction prohibiting or limiting Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or compelling Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by the Merger Agreement; and (v) the Merger shall have been approved by the shareholders of the Company, if and to the extent a vote of the stockholders of the Company is required in respect of the Merger in accordance with the Illinois Law. In addition, Parent, Fimalac-U.S. and Purchaser are not required to effect the Merger if (i) the representations and warranties of the Company set forth in the Merger Agreement were not true and correct in all material respects when made.

    CONVERSION OF SHARES. At the Effective Time and without any action on the part of Parent, Fimalac-U.S., Purchaser, the Company or the holder thereof
(i) each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled as set forth below and any Shares that are held by stockholders properly exercising dissenters' rights under the Illinois
Law) shall immediately cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive the Offer Price (the "Merger Consideration") in cash payable to the holder thereof, without interest, upon surrender of the certificate representing the Share; and (ii) each Share held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Fimalac-U.S., Purchaser, any other direct or indirect wholly owned subsidiary of Parent or the Company immediately before the Effective Time, shall cease to be outstanding, and be canceled and retired without payment of any consideration therefor and cease to exist. If Purchaser is merged with and into the Company, each issued and outstanding share of common stock of Purchaser will be converted into and exchanged for one fully paid and non-assessable share of common stock of the Surviving Corporation.

    If, during the period between the date of the Merger Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted.

    TREATMENT OF OPTIONS. The Merger Agreement provides that on the date Purchaser purchases Shares pursuant to the Offer, each outstanding option to purchase Common Stock (a "Stock Option") granted under the Company's 1994 Long-Term Stock Incentive Plan or pursuant to any other employee stock option plan or agreement entered into by the Company with any employee of the Company or any subsidiary thereof (the "Company Stock Option Plan"), whether or not then exercisable, shall become exercisable, subject to the terms of the Company Stock Option Plan pursuant to which such Stock Option was issued. If and to the extent that a Stock Option shall not have been exercised at the Effective Time, such Stock Option shall be automatically canceled. Each holder of a canceled Stock Option shall be entitled to receive as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option multiplied by (ii) the excess, if any, of the Offer Price over the exercise price per share of Common Stock previously subject to such Stock Option upon surrender of such Stock Option to the Company or an affidavit of loss in the form requested by Parent, together with such additional documentation as may be reasonably required by Parent or the Company.

    STOCKHOLDERS' MEETING. If approval by the Company's stockholders is required by applicable law to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and, subject to the fiduciary duties of the Board under applicable law as determined and exercised in good faith by the Board and in consultation with Parent, as soon as practicable following the consummation of the Offer: (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders' Meeting in accordance with the Exchange Act and include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby; and (iii) use its reasonable best efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the consummation of the Offer in accordance with SEC rules and regulations and
(B) to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. At such meeting, Parent and Purchaser have agreed to vote all Shares owned by them to approve the Merger Agreement and the transactions contemplated thereby.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things: its organization and qualification and subsidiaries; its articles of incorporation and bylaws; capitalization; authority relative to the Merger Agreement; material contracts; no conflicts; required filings and consents; compliance with law; SEC filings; financial statements; absence of certain changes or events; undisclosed liabilities; litigation; employee benefit plans; employment and labor matters; Offer documents and proxy statement; restrictions on business activities; title to property; taxes; environmental matters; intellectual property; interested party transactions; insurance; opinion of financial advisor; brokers; the applicability of Sections 7.85 and 11.75 of Illinois Law; and required votes.

    Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect" on the Company. For purposes of the Merger Agreement and this Offer to Purchase, when used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change, effect or circumstance that is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, in each case taken as a whole, other than any such changes, effects or circumstances (i) expressly set forth in the Company's disclosure schedules to the Merger Agreement or (ii) specifically set forth or described in the Company SEC Reports, other than general risk factors. The following, considered alone without regard to any other effects, changes, events, circumstances or conditions, shall not constitute a Material Adverse Effect:
(i) a change in the trading prices of the Company's securities between the date of the Merger Agreement and the Effective Time; (ii) effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operate or arising from changes in general business or economic conditions; (iii) any effects, changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles;
(iv) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions contemplated by the Merger Agreement other than a breach of a representation or warranty pursuant to the Merger Agreement which would occur except for this clause (iv) or clause (v) of this definition of Material Adverse Effect; and
(v) any effects, changes, events, circumstances or conditions resulting from actions taken by the Parent or the Company in order to comply with the terms of the Merger Agreement other than a breach of a representation or warranty pursuant to the Merger Agreement which would occur except for this clause (v) or clause (iv) of this definition of Material Adverse Effect.

    Pursuant to the Merger Agreement, Parent, Fimalac-U.S. and Purchaser have made customary representations and warranties to the Company with respect to, among other things: their organization and qualification; their subsidiaries; authority relative to the Merger Agreement; no conflicts; required filings; consents; the Offer documents; the prior activities of Purchaser; the ability of Parent and Purchaser to finance the transactions contemplated by the Merger Agreement; and ownership of Shares. Certain representations and warranties in the Merger Agreement made by the Parent, Fimalac-U.S. and Purchaser are qualified as to "materiality" or "Material Adverse Effect" on the Parent.

    None of the representations and warranties made by Parent, Fimalac-U.S., Purchaser or the Company in the Merger Agreement survive the Effective Time.

    COVENANTS. The Merger Agreement contains various customary covenants of the parties. A description of these covenants follows.

    INTERIM OPERATIONS. The Company covenants and agrees in the Merger Agreement that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the time Parent's designees are elected as directors of the Company, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed, or conditioned, the Company shall, unless expressly authorized to do otherwise pursuant to paragraphs (a) through (o) below, in all material respects conduct its business and shall cause the businesses of its subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has a significant business relations.

    Without limiting the foregoing, the Merger Agreement provides that, except as contemplated thereby in separate disclosure schedules, neither the Company nor any of its subsidiaries shall, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the time Parent's designees are elected as directors of the Company, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

    a. amend or otherwise change the articles of incorporation or by-laws of the Company or the subsidiaries;

    b. issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities, exchangeable securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries or affiliates (except for (i) the issuance of shares of Common Stock issuable pursuant to the Stock Options or agreements referenced in the Merger Agreement and (ii) the issuance of shares of Company Common Stock required to be issued to participants in the Company's Employee Plans pursuant to the terms thereof);

    c. sell, pledge, dispose or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
       (ii) disposition of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $100,000);

    d. (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for the payment of the Company's regular quarterly cash dividend of $0.03 per share declared prior to the date of the Merger Agreement except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any option, warrant, convertible or exchangeable securities or other right, directly or indirectly, to acquire shares of Common Stock, or propose to do any of the foregoing, except for the acceleration or termination of Stock Options pursuant to the terms of the Company Stock Option Plans and the exercise of such Stock Options or the termination of any other arrangement providing for the issuance of shares thereunder;

    e. (i) acquire (by merger, consolidation, or acquisition of stock or assets) any material property or assets, make any investment in, or make any capital contributions to, any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements, make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries), (iii) enter into, terminate or amend any "Material Contract" or agreement other than in the ordinary course of business or where such contract, termination or amendment would not, individually or in the aggregate, have a Material Adverse Effect on the Company or its subsidiaries; (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $300,000; or
       (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of such matters;

    f. (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practice and in amounts that are in the aggregate reflected in the budgets previously provided to Parent, (ii) except pursuant to the existing agreements referenced in the Merger Agreement, grant any severance or termination pay to, or enter into any severance agreement or other agreement providing for severance payments with, any director, officer or other employee of the Company or any of its subsidiaries, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, (iv) enter into any employment or consulting agreement except with respect to new hires of employees who are not executive officers or senior management personnel in the ordinary course of business or
       (v) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits except as required under the Company Employee Plans; except in each of (i) through (v), as may be required by law;

    g. take any action to change material accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by U.S. generally accepted accounting principles;

    h. make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the unaudited consolidated financial statements of the Company as of and for the period ending December 31, 1999 (the "1999 Financial Statements");

    i. pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the 1999 Financial Statements or incurred in the ordinary course of business and consistent with past practice;

    j. enter into any compromise or settlement of, or take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business;

    k. adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined below);

    l. enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business;

    m. plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries, except, only with respect to employees who do not exercise the functions of general manager, the equivalent or higher, in the ordinary course of business consistent with past practice;

    n.  enter into any new agreement to acquire or rent accommodations
       (i) involving aggregate rental payments in an amount in excess of $100,000 or which will remain in effect for longer than six months from the date hereof or (ii) on other than ordinary course of business terms; or

    o. take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed not to (nor to permit its subsidiaries, or its or its subsidiaries' officers, directors or representatives or agents to) (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries), directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal,
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal. The Merger Agreement provides, however, that nothing in the Merger Agreement prohibits the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith reasonable judgment of the Board after consultation with outside legal counsel, the failure to so disclose would be inconsistent with its fiduciary obligations to stockholders under applicable law. The Merger Agreement also provides, that, prior to the time at which Purchaser shall have accepted Shares for payment pursuant to the Offer and to the extent that the Board determines in good faith (after consultation with outside legal counsel) that not to do so would be inconsistent with its fiduciary duties to stockholders under applicable law, (x) the Board on behalf of the Company may, in response to an unsolicited bona fide written Acquisition Proposal, make such inquiries of the Third Party making such unsolicited bona fide written Acquisition Proposal as may be necessary to inform itself of the particulars of the Acquisition Proposal and, if the Board reasonably believes that such Acquisition Proposal may constitute a Superior Proposal, furnish information or data (including, without limitation, confidential information or data) relating to the Company or its subsidiaries to, and participate in negotiations with, the Third Party making such unsolicited bona fide written Acquisition Proposal and (y) following receipt of a Superior Proposal, the Board may withdraw or modify its recommendation relating to the Offer or the Merger if the Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law. Subject to the Company's right to terminate the Merger Agreement, nothing in the Merger Agreement and no action taken by the Board pursuant to the foregoing provision will permit the Company to enter into any agreement or undertaking providing for any transaction contemplated by an Acquisition Proposal for so long as the Merger Agreement remains in effect.

    "Acquisition Proposal" means a proposal for either (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party") would acquire 25% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party would acquire 25% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 25% or more of the fair market value of all the assets of the Company immediately prior to such transaction,
(iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing,
(v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act. The Merger Agreement clarifies that no Acquisition Proposal received by the Company following the date of the Merger Agreement will be deemed to have been solicited by the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company) in violation of the non-solicitation provisions of the Merger Agreement solely by virtue of the fact that the person or entity making such Acquisition Proposal made an Acquisition Proposal prior to the date of the Merger Agreement or the fact that the Company or any of its officers, directors, employees, representatives and agents (including, without limitation, any investment banker or attorney retained by the Company) solicited such Acquisition Proposal prior to February 29, 2000.

    "Superior Proposal" means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Board after consultation with a nationally recognized financial advisor, reasonably capable of being financed and (ii) the Board determines in good faith, based upon such matters as it deems relevant, including an opinion of a nationally recognized financial advisor, would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger.

    The Merger Agreement also provides that the Company shall, prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal, receive from such person an executed confidentiality agreement in reasonably customary form, notify Parent orally and in writing of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and provide Parent with a copy of any written Acquisition Proposal, and shall thereafter inform Parent on a prompt basis of (i) any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information provided to such person which has not previously been provided to Parent and
(ii) any request by any person for nonpublic information relating to its or any of its subsidiaries' properties, books or records.

    The Company also agreed in the Merger Agreement to immediately cease any existing discussions or negotiations with any person (other than Parent and Purchaser) conducted theretofore with respect to any of the foregoing. The Company also agreed not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

    INDEMNIFICATION. The Merger Agreement provides that the articles of incorporation and by-laws of the Surviving Corporation must contain provisions with respect to indemnification and exculpation at least as protective to any officer or director as those set forth in the articles of incorporation and by-laws of the Company, and that those provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

    The Merger Agreement provides that the Company shall, to the fullest extent permitted under applicable law or under the Company's articles of incorporation or by-laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and that, after the Effective Time, Fimalac-U.S. and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's articles of incorporation or by-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or
(y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective articles of incorporation or by-laws of the Company or the subsidiaries or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement. The indemnity agreements of Fimalac-U.S. and the Surviving Corporation extend, on the same terms to, and inure to the benefit of and are enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

    EMPLOYEE BENEFITS. Parent has agreed in the Merger Agreement that the employees of the Company will continue to be provided with benefits under employee benefit plans (other than plans involving the potential issuance of or investment in securities of the Company or similar performance-based incentive plans) that in the aggregate are substantially comparable to those currently provided by the Company to such employees. Following the Effective Time, Parent agrees to cause service by employees of

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
the Company to be taken into account for purpose of eligibility to participate and vesting under any benefit plans of Parent or its subsidiaries (including the Surviving Corporation) which cover such employees, to the same extent such service was counted under a similar plan of the Company. Parent has also agreed to cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Company Employee Plans accrued as of the Effective Time and all employee severance plans and all employment or severance agreements. The Merger Agreement provides, however, that none of the foregoing agreements will operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit or obligate Parent or any affiliate of Parent to (i) make any particular benefit plan or benefit available to any employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

    FINANCIAL INFORMATION. The Company has agreed to provide Parent and Purchaser, as soon as practicable but in any case five (5) business days prior to the initial expiration date of the Offer, copies of the fully audited consolidated financial statements of the Company and its consolidated subsidiaries for the Company's fiscal year ended December 31, 1999.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the
Company:

    (a) by mutual written consent duly authorized by the boards of directors or any committee thereof of Parent, Fimalac-U.S., Purchaser and the Company;

    (b) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger (except that this right to terminate is not available to any party who has not complied with its obligations set forth in the Merger Agreement to use reasonable best efforts to take all appropriate action to do or cause to be done all things necessary to consummate the Offer and the Merger if such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

    (c) by either Parent or the Company if (A) as the result of the failure of any of the Offer Conditions, the Offer shall have expired or Purchaser shall have terminated the Offer in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer or
       (B) Purchaser shall have failed to accept for purchase and pay for Shares pursuant to the Offer by May 12, 2000 unless such failure by Purchaser is a result of the receipt by the Company of a bona fide unsolicited Acquisition Proposal or a request for additional information under the HSR Act or the failure to obtain any necessary governmental or regulatory approval, in which case the date by which Purchaser shall accept for purchase and pay for Shares shall be extended to June 30, 2000 (except that this right to terminate is not available to any party whose breach or failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in any of the circumstances described in clauses
       (A) and (B) before such dates);

    (d) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Board shall have (i) withdrawn or modified in a manner adverse to Parent, Fimalac-U.S. or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the transactions contemplated by the Merger Agreement,
       (ii) approved, endorsed or recommended an Acquisition Proposal or
       (iii) publicly disclosed any intention to do any of the foregoing;

    (e) by the Company, prior to the purchase of Shares pursuant to the Offer, or the Parent, at any time prior to the Effective Time, (i) if any representation or warranty of the Company or Parent, respectively, set forth in the Merger Agreement that are qualified by reference to materiality shall not be true and correct when made or any representation or warranty of the Company or Parent, respectively, set forth in the Merger Agreement that are not qualified by reference to materiality shall not be true and correct in all material respects when made, or (ii) upon a breach of or failure to perform in any material respect any covenant or agreement on the part of the Company or Parent, respectively, set forth in the Merger Agreement except, in each of (i) and (ii) above, where the failure to perform such covenants or agreements or the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company, Parent or the Offer (either (i) or (ii) above being a "Terminating Breach"); provided however, that, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may so terminate the Merger Agreement, and provided further that the right to terminate the Merger Agreement shall not be available to any party whose breach of or failure to fulfill its obligations under the Merger Agreement resulted in the failure of any such condition; or

    (f) by the Company, following the receipt by the Company after the date hereof, under circumstances not involving any breach of the non-solicitation provisions set forth in the Merger Agreement, of an unsolicited bona fide Superior Proposal, if the Board, after consultation with outside legal counsel, shall have determined in good faith that the failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided that (i) the Company has complied with the non-solicitation provisions of the Merger Agreement, including the notice provisions therein, (ii) such termination shall only be effective if the Company enters into a definitive agreement providing for the transactions contemplated by such Acquisition Proposal immediately following such termination; (iii) the Board shall have given Parent at least two business days prior written notice of its determination to so terminate the Merger Agreement and shall have afforded Parent a reasonable opportunity within such two business day-period to amend its Offer; and
       (iv) the Company pays Parent the Termination Fee (as defined below) in accordance with the provisions of the Merger Agreement.

    FEES AND EXPENSES. Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    The Company has agreed to pay Parent a fee of $16,000,000 (the "Termination Fee") plus the amount of the actual out-of-pocket expenses (not to exceed
$2 million) incurred by Parent, Fimalac-U.S. and Purchaser in connection with the Merger Agreement and the transactions contemplated thereby if the Merger Agreement is terminated (x) by Parent pursuant to clause (d) above, or (y) by the Company pursuant to clause (f) above, or (z) by the Company or Parent pursuant to clause (c) above if, at the time of such termination pursuant to clause (c) above, the Minimum Condition had not been satisfied and an Acquisition Proposal had been publicly announced and within twelve months of such termination pursuant to clause (c), any person or entity (other than Parent) has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of the Company or a majority of the assets of the Company.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Through the Offer, Purchaser intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer, Parent intends to acquire any outstanding Shares not owned by Purchaser by consummating the Merger.

    The Merger Agreement provides that the Purchaser can complete the Merger pursuant to a merger of the Company into the Purchaser (with the Purchaser being the surviving corporation) or pursuant to a merger of the Purchaser into the Company (with the Company being the surviving corporation).

    Under the Illinois Law, if the Company is merged into the Parent, the approval of the Board and, unless the Merger is consummated pursuant to
Section 11.30 of the Illinois Law described below, the affirmative vote of a majority of the holders of outstanding Shares, are required to adopt the Merger Agreement. The Board has unanimously approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions of the Illinois Law described below, the only remaining required corporate action necessary to consummate the Merger of the Company into the Parent would be the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of stockholders of the Company without the affirmative vote of any other stockholder.

    Under Section 11.30 of the Illinois Law relating to the merger of a subsidiary into its parent, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to effect the merger of the Company into Purchaser without a vote of the Company's stockholders. If Purchaser is unable to satisfy the requirements for such a merger without a shareholder vote, a longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the Illinois Law.

    Under the Illinois Law, if the Parent is merged into the Company, the approval of the Board and the affirmative vote of a majority of the holders of outstanding Shares are required to adopt the Merger Agreement. The Board has unanimously approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the only remaining required corporate action necessary to consummate the Merger of the Parent into the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of the stockholders of the Company without the affirmative vote of any other stockholder.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the executive officers of the Purchaser will be the initial executive officers of the Surviving Corporation.

    Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, including steps to integrate the operations of the Surviving Corporation and the operations of Fitch IBCA. In parallel, Parent plans to give consideration to any potential avenues that may be open for further strengthening the Company's marketing and financial position, including through possible alliances, or partnership or joint venture arrangements with third parties.

    Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company's capitalization or (v) any other material change in the Company's corporate structure or business. Parent envisages modifying the Company's current dividend policy of $.03 per quarter, although it has not yet been decided what the new policy, if any, will be.

    Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination. In such event, following the consummation of the Merger, there will be no publicly traded Shares outstanding. See Section 13.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have the right under the Illinois Law to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable) required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Illinois court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. Therefore, the value so determined in any appraisal proceeding could be higher or lower than the Offer Price.

13. CERTAIN EFFECTS OF THE OFFER.

    EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATIONS. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the NYSE, the market for the Shares could be adversely affected. In the event the Shares are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing. Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination.

    MARGIN SECURITIES. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

14. DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11, pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed not to (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for the payment of the Company's regular quarterly cash dividend of $0.03 per share declared prior to the date of the Merger Agreement, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any option, warrant, convertible or exchangeable securities or other right, directly or indirectly, to acquire shares of Common Stock, or propose to do any of the foregoing, except for the acceleration or termination of stock options pursuant to the terms of the Company stock option plans and the exercise of such stock options or the termination of any other arrangement providing for the issuance of shares thereunder.

15. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered Shares and (except as provided in the Agreement) amend or terminate the Offer if:

    (1) the Minimum Condition has not been satisfied;

    (2) any applicable waiting period under the HSR Act has not expired or been terminated;

    (3) Purchaser shall not have been reasonably satisfied that the provisions of Sections 7.85 and 11.75 of the Illinois Law are inapplicable to the Offer and Merger, or

    (4) at any time on or after the announcement of the Offer and prior to the acceptance for payment of Shares pursuant to the Merger Agreement, or payment for the Shares, any of the following conditions occurs:

    (a) there shall have been any action or proceeding brought or threatened by any Governmental Authority or any other Person (other any action or proceeding brought or threatened by a Person, other than a Governmental authority that would not reasonably be expected to have a Material Adverse Effect) or any statute, regulation, legislation, judgment, decree or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger by any Governmental Authority that would have the effect of: (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the making of, the Offer, the acceptance for payment of, the payment for, or the ownership, directly or indirectly, of, some or all of the Shares by Parent or Purchaser or the consummation of the Offer or the Merger; (ii) prohibiting or materially limiting, the direct or indirect ownership or operation by the Company or by Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent or their respective subsidiaries, taken as a whole, as a result of the transactions contemplated by the Merger Agreement;
       (iii) imposing or confirming material limitations on the ability of Parent effectively to hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares on all matters properly presented to the stockholders of the Company, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) requiring divestiture by Parent, Fimalac-U.S. or Purchaser, directly or indirectly, of any Shares; or (v) which would reasonably be likely to result in a Material Adverse Effect; or

    (b) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to materiality shall not be true and correct or any of the representations and warranties of the Company set forth in the Merger Agreement that are not so qualified by reference to materiality shall not be true and correct in all material respects, in each case, when made and as of the date of consummation of the Offer (except to the extent such representations and warranties of the Company address matters only as of a particular date, in which case as of such date), except where the failure to perform such covenants or agreements or the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; or

    (c) the Merger Agreement shall have been terminated in accordance with its terms; or

    (d) there shall have occurred any Material Adverse Effect, or any development that is reasonably likely to result in a Material Adverse Effect, on the Company or the Offer; or

    (e) the Board shall have (i) withdrawn or modified in a manner adverse to Parent, Fimalac-U.S. or Purchaser, or publicly taken a position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the transactions contemplated by the Merger Agreement, (ii) approved, endorsed or recommended an Acquisition Proposal or (iii) publicly disclosed any intention to do any of the foregoing; or

    (f) there shall have occurred (i) any general suspension of, or limitation on prices (other than suspensions or limitations triggered by price fluctuations on a trading day) for, trading in securities on any national securities exchange in the United States, France, the United Kingdom or Germany that lasts for more than one trading day, (ii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, France, the United Kingdom, Germany or any other member country of the European Monetary Union where such moratorium or limitation in such other member country has a significant adverse effect on the functionality of the banking markets in the United States, the United Kingdom, Germany or France, (iii) any commencement of war, armed hostilities or other international or national calamity directly involving the United States, France or any member countries of the European Union, having a significant adverse effect on the functionality (which shall not be deemed to include market average) of financial markets in the United States, France, the United Kingdom or Germany, (iv) any catastrophic decline in (A) the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies and (B) the Nasdaq Stock Market, in each case by an amount in excess of 25% measured from the close of business on the date of the Merger Agreement to any date after March 20, 2000; provided that such decline, as so measured, is sustained for a period of 5 consecutive trading days or exists as of the date of acceptance for payment of the Shares or (v) in the case of any of the foregoing (other than clause (iv)) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; provided, that the foregoing conditions set forth in this clause (f) shall only be a condition if the consequence of the failure of such condition to be satisfied is to cause Parent's and the Purchaser's financing for the Offer to be withdrawn or otherwise unavailable; or

    (g) all consents and approvals necessary to the consummation of the Offer, including without limitation consents from parties to loans, leases and other agreements and consents from any Governmental Authority shall not have been obtained other than consents and approvals the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Offer or on the Company or on Parent;

which, in the absolute discretion of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser not inconsistent with the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment of Shares.

    The foregoing conditions are for the sole benefit of Purchaser and its affiliates (except for the Minimum Condition, which is also for the benefit of the Company) and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time or from time to time in its sole discretion (except for the Minimum Condition, which cannot be waived without the Company's consent). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While

Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Illinois. In general, Section 11.75 of the Illinois Law ("Section 11.75") prevents an "interested shareholder" (including a person who owns or has the right to acquire 15% or more of the outstanding voting shares of a corporation) from engaging in a "business combination" (defined to include mergers and certain other actions with an Illinois corporation) for a period of three years following the date such person became an interested shareholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer and the Merger. Accordingly, Section 11.75 is inapplicable to the Offer and the Merger.

    The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST IN THE UNITED STATES. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the

Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Purchaser filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on March 9, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

    A request has been made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 15. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 3. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain governmental actions and Section 11 for certain termination rights.

    EUROPEAN ANTITRUST APPROVAL. The acquisition of Shares will not amount to a concentration with a Community dimension and will therefore not be subject to the requirement of notification to, and approval by, the European Commission.

    OTHER FILINGS. There is a possibility that filings may have to be made with other foreign governments under their merger notification statutes. The filing requirements of various nations are being analyzed by the parties and, where necessary, such filings will be made.

17. FEES AND EXPENSES.

    Lazard Freres is acting as the Dealer Manager in connection with the Offer. Lazard Freres will receive reasonable and customary compensation for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses including reasonable expenses of counsel and other advisors. Parent and Purchaser have agreed to indemnify Lazard Freres and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Lazard Freres and its affiliates may actively trade the equity securities of the Company for their own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent and Purchaser have retained Morrow & Co., Inc. to be the Information Agent and Harris Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

    The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act (the "Exchange Act Rules"), furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on
Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act Rules setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

FSA Acquisition Corp.
March 15, 2000

SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the names, present principal occupations or employment and material occupations, positions, offices or employments for the past five years of each member of Board of Directors and each executive officer of Parent. The principal address of Fimalac S.A. and, unless indicated below, the current business address for each individual listed below is c/o Fimalac S.A., 97 rue de Lille, 75007 Paris, France. Telephone: 33-1-47-53-61-71. Each such person is, unless indicated below, a citizen of France.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                    AND MATERIAL POSITIONS HELD DURING
NAME AND CURRENT BUSINESS ADDRESS                          THE PAST FIVE YEARS.
---------------------------------              ---------------------------------------------
Marc Ladreit de Lacharriere                    President of Parent since 1991. Business
                                               Manager of Banque de Suez et de l'Union des
                                               Mines (now Credit Agricole Indosuez)
                                               (1970-1976). Finance Director, then Vice
                                               President in charge of Administration and
                                               Finance Manager, then Group Executive Vice
                                               President of L'Oreal (1976-1991). Director of
                                               L'Oreal, Canal +, Groupe Flo, Euris and
                                               Groupe Andre.

Pierre Castres Saint-Martin                    Director of Parent since 1998. Manager,
                                               Finance and Legal Affairs of L'Oreal Group
                                               (1979), Vice President in charge of
                                               Administration and Finance of L'Oreal since
                                               January 1991. Group Executive Vice President
                                               at L'Oreal (1997-1999). Director of L'Oreal
                                               (1994-present).

Georges Charpak                                Director of Parent since 1997. Physicist,
                                               member of the French Academy of Sciences
                                               since 1985. Nobel Prize for Physics (1992).
                                               Head of research of the French national
                                               scientific research center (CNRS)
                                               (1948-1959), then of the European
                                               Organization for Nuclear Research (CERN) in
                                               Geneva (1959-present). Director of Cogema and
                                               Biospace.

Alain Gomez                                    Director and member of the Executive
                                               Committee of Parent since 1996. Finance
                                               Director of Saint-Gobain, Director of the
                                               Packaging Department then the Containers
                                               Division of Saint-Gobain Pont-a-Mousson
                                               (1970-1982). CEO of Thomson-CSF and
                                               Thomson S.A. (1982-1996).

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                    AND MATERIAL POSITIONS HELD DURING
NAME AND CURRENT BUSINESS ADDRESS                          THE PAST FIVE YEARS.
---------------------------------              ---------------------------------------------
Bernard Mirat                                  Director of Parent since 1993. Chairman of
                                               Fitch IBCA France. Deputy Secretary General
                                               of the Compagnie des Agents de Change
                                               (1961-1987). Deputy General Manager then
                                               Vice-President-CEO of Societe des Bourses
                                               Francaises (1987-1992). Member of the
                                               Supervisory Board of Lagardere s.c.a.

Robin Monro-Davies                             Director of Parent since 1998. Chief
                                               Executive Officer of Fitch IBCA since 1997.
                                               Former Royal Navy pilot in the Royal Navy,
                                               then financial analyst on Wall Street. Since
                                               1976, President of IBCA, a credit rating
                                               agency based in London acquired by Parent in
                                               1997. Mr. Monro-Davies is a British citizen.

Bernard Pierre                                 Director of Parent since 1997. Member of the
                                               Executive Committee of Parent since 1996.
                                               Chairman and Chief Executive Officer of
                                               Engelhard-CLAL since 1997. Manager of the
                                               cable division at Alcatel (1961-1996). Deputy
                                               Managing Director of Alcatel-Alsthom
                                               (1986-1992), Chairman and CEO of Saft
                                               (1992-1994), Deputy Chairman-CEO then
                                               Chairman and CEO of Alcatel Cable
                                               (1994-1996).

Gerard Mestrallet                              Director (as permanent representative of
                                               Auxilex) of Parent since 1996. President of
                                               the Management Board of Suez-Lyonnaise des
                                               Eaux. Deputy Managing Director then Chairman
                                               of Compagnie de Suez (1984-1997). Director of
                                               Compagnie de Saint-Gobain and SAGEM. Member
                                               of the Supervisory Boards of Credit Agricole
                                               Indosuez, AXA, Casino and Societe du Louvre.

Veronique Morali                               Director (as permanent representative of
                                               Fimalac & Cie.) of Parent since 1994. Member
                                               of the Executive Committee of Parent since
                                               1996. Director and General Manager in charge
                                               of administration and finance at Parent since
                                               1994.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                    AND MATERIAL POSITIONS HELD DURING
NAME AND CURRENT BUSINESS ADDRESS                          THE PAST FIVE YEARS.
---------------------------------              ---------------------------------------------
Pierre Blayau                                  Director (as permanent representative of
                                               Fimalac Participations) of Parent since 1996.
                                               President of the Management Board of
                                               Moulinex. Strategic Planning Director of
                                               Compagnie de Saint-Gobain, Finance Manager,
                                               Managing Director then Chairman of
                                               Pont-a-Mousson (1982-1993). President of the
                                               Management Board of Pinault-
                                               Printemps-Redoute (1993-1995). Director of
                                               Suez Industrie.

Robert Gimenez                                 Finance Manager of Parent since 1991.

Patrice Pailleret                              General Counsel of Parent since 1995.

Daniel Gerbi                                   Chief Treasury Officer of Parent since 1999.
                                               Director of the Finance Department of Strafor
                                               Facom (1987-1999).

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each member of the board of directors and each executive officer of Purchaser. The principal address of Purchaser and, unless indicated below, the current business address for each individual listed below is FSA Acquisition Corp., One State Street Plaza, New York, NY 10004, USA. Telephone: (212) 908-0500. Each such person is, unless indicated below, a citizen of the United States.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                    AND MATERIAL POSITIONS HELD DURING
NAME AND CURRENT BUSINESS ADDRESS                          THE PAST FIVE YEARS.
---------------------------------              ---------------------------------------------
Steven Joynt                                   President and Assistant Treasurer of
                                               Purchaser. President and Chief Operating
                                               Officer of Fitch IBCA since 1995 (formerly
                                               Fitch Investors Service). Member of the team
                                               that acquired and restructured Fitch
                                               Investors in 1989.

David Kennedy                                  Vice President and Treasurer of Purchaser.
                                               Executive Vice President, Chief Financial
                                               Officer and Treasurer of Fitch IBCA (formerly
                                               Fitch Investors Service) since 1989.

Charles Brown                                  Secretary and Assistant Treasurer of
                                               Purchaser. Managing Director and General
                                               Counsel of Fitch IBCA since 1998. Formerly
                                               Vice President and Assistant General Counsel
                                               and Chairman of the strategic planning
                                               council of Beneficial Corp (1994-1998).

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                        Harris Trust Company of New York

BY MAIL:                     BY FACSIMILE TRANSMISSION:                  BY HAND OR OVERNIGHT COURIER
Wall Street Station          (FOR ELIGIBLE INSTITUTIONS ONLY)            Receive Window
P.O. Box 1023                          (212) 701-7636 or 7637            Wall Street Plaza
New York, NY 10268-1023                                                  88 Pine Street, 19th Floor
                                                                         New York, NY 10005

                   FOR INFORMATION TELEPHONE (CALL COLLECT):
                                 (212) 701-7624

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200
                    SHAREHOLDERS PLEASE CALL: (800) 566-9061

                      THE DEALER MANAGER FOR THE OFFER IS:
                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                               New York, NY 10020
                                 (212) 632-6717